Exhibit 4.43

Renewal Agreement of Loan Contract

No.

This Renewal Agreement of Loan Contract (“this Agreement”) is entered into and executed by and between the following Parties on June 1, 2012:

Party A: Ku6 Media Co., Ltd.

Party B: Shanda Games Limited

Whereas

1. Party A and Party B had signed Loan Contract on May 31, 2011. The loan amount of the contract signed was US$7.3 million (“Original Contract”).

2. According with the Original Contract, Party A had supplied total loan amount of US$ 7.3 million to Party B on July 1, 2011.

3. Due to the business operation need, Party B proposes to renew the above Loan Contract and Party A agrees accordingly.

Under the principles of good faith, equality, mutual benefits and common development, through friendly negotiations, the Parties reach the following terms and conditions in respect to the loan issue in accordance with Hong Kong law:

1.              Type of Loan: The loan shall be provided in cash.

2.              Loan Purpose: The loan shall be used for business operation.

3.              Loan Amount, Renewal Period, Loan Rate for the Renewal Period and the repayment of principal and interest

The provisions of renewal of Original Contract at different stages are as follow:

3.1 The renewal of Original Contract at the first stage (“Renewal No.1”)

3.1.1 The Loan amount of Renewal No.1 is US$ 7.3 million.

3.1.2 The loan period of Renewal No.1

Commencing from June 1, 2012 and ending on June 20, 2012.

3.1.3 The interests of Renewal No.1

The interest shall be still consistent with the Original Contract loan rate of 1.37% per annum.

3.1.4 Repayment of principal and interest of Renewal No.1

The total amount of the principal of Renewal No.1 shall be repaid is US$ 3.0 million when due on June 20, 2012. Both of interest payment of Renewal No.1 with interest payment of Original Contract shall be settled and paid along with the repayment of principal on due date.

3.2 The renewal of Original Contract at the second stage (“Renewal No.2”)

3.2.1 The Loan amount of Renewal No.2 is US$ 4.3 million.

3.2.2 The loan period of Renewal No.2

Commencing from June 21, 2012 and ending on December 20, 2012.

3.2.3 The interest of Renewal No.2

The interest shall be 3% per annum.

3.2.4 Repayment of Principal Loan and interest of Renewal No.2

The total amount of the principal of Renewal No.2 shall be repaid is US$ 4.3 million when due on December 20, 2012. Interest payment of Renewal No.2 shall be settled and paid along with the repayment of principal on due date.

4.              Limitation on the Loan Purpose:

Party B shall not use the loan for any other purposes except that under this Agreement.

5.              Dispute Settlement

5.1 This Agreement is concluded in accordance with Hong Kong law and shall be performed in accordance with Hong Kong law, and the disputes arising from this Agreement shall be governed by Hong Kong law as well. Any disputes arising from the performance of this Agreement, shall be first settled by the Parties through friendly negotiation; if the Parties fail to reach any settlement on the dispute by negotiation, then either Party may resort to arbitration for settlement.

5.2 The Parties agree to file the dispute to Hong Kong International Arbitration Center for arbitration in accordance with its then applicable arbitral rules.

5.3 The arbitral award shall be final and binding on the Parties. The arbitration cost (including but not limited to the arbitration fee, attorney fee, etc.) shall be borne by the losing party, unless otherwise decided by the arbitral award.

6.              Miscellaneous

6.1 No Party is allowed to unilaterally modify or terminate this Agreement unless otherwise permitted by the law. Where one Party requires modifying or terminating this Agreement according to the applicable law, it shall notify the counter party on a timely basis and shall reach a written agreement with the counter party under such situation.

6.2 Where there is any issue which is not covered in this Agreement, the Parties shall discuss with each other and make a supplementary agreement on such issue. The said supplementary agreement shall have the same legal effect with this Agreement.

6.3 This Agreement has four original copies for each Party to hold two.

(Signature page follows, without the body)

[Signature Page]

The Parties has procured their duly authorized representatives to sign this Agreement on the date first written above:

Party A: Ku6 Media Co., Ltd.

Authorized Representative (Signature):	/s/ Yu Shi

Party B: Shanda Games Limited

Authorized Representative (Signature):	/s/ Qunzhao Tan